EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated January 21, 2008 (the “Effective Date”) by and between FineTech, Inc, a wholly owned subsidiary of RxElite, Inc. (the “Company”) and Rick Schindewolf (“Executive”).

In consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.  Employment and Duties. The Company hereby agrees to employ Executive as its Senior Vice President of New Business Development hereby accepts such employment, on the terms and conditions hereinafter set forth. During the Employment Period (as defined below), Executive shall serve in the foregoing capacities and shall report to the Chief Operating Officer of the Company. Executive shall have those powers and duties customarily associated with the foregoing positions of entities comparable to the Company and such other powers and duties as may be prescribed by the Board.

2.  Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and run for a term of five (5) years. This Term may be extended by the mutual agreement of both parties unless Executive’s employment is terminated as provided in Section 6 (the “Employment Period”).

3.  Extent of Services. During the Term and any extension thereof, Executive shall devote his full time and efforts to the performance, to the best of his abilities, of such duties and responsibilities, as described in Section 1 above, and as the Board shall determine, consistent therewith.

4.  Compensation.

(a)  Salary. Executive shall be paid One Hundred Eighty Five Thousand Dollars (185,000) on an annualized basis (the “Base Salary”) in accordance with the Company’s normal payroll practices, and subject to all lawfully required withholding. The base salary may be increased annually as determined by the Board in its sole discretion.

(b)  Bonus. Executive will be paid during 2008 5% for each $1 in EBITDA created in division above the current FineTech baseline EBITDA This will include all EBITDA created on existing contracts for products or services above the current contract and any new business. Executive is eligible for additional bonuses to include 3% on any EBITDA created on new product deals or other transactions brought before the company by the Executive. Deals under discussion prior to the effective date of the Executive’s contract that were being negotiated with the Executive’s prior employer will be eligible for 1.5% on EBITDA and any deals in negotiation that were not related to the Executive will be exempt from bonus.

(i)  Bonus Carve-out A: DuoNeb and / Or Levalbuterol cooperation agreement with Cobalt or other related entity will provide 5% of EBITDA if the LOI is signed in Q1, 2008 and the final agreement is signed by Q2, 2008. If these conditions do not exist then the EBITDA target will be 3%.

(c)  Stock Options. Executive shall be granted 250,000 common stock options with a strike price of the 30 day prevailing price on a trailing average at the time of execution of this agreement, vesting 25% per year over 4 years.

(d)  Relocation Costs: Executive will be compensated for documented relocation costs under the following schedule:

(1)	Up to Fifteen Thousand Dollars ($15,000) in documented moving expenses
(2)	Up to Twenty Three Thousand Dollars ($23,000) in documented closing costs
(3)	Up to Three Thousand Five Hundred Dollars ($3,500) in temporary housing costs
(4)	Up to Four Thousand Dollars ($4,000) in flights and transportation costs
(5)	Expenses over the above limits will require pre-approval by RxElite.

(e)  Executive Participation in the Company’s Staff Benefits Plans.

(i)  The Company shall pay for Executive’s and his family’s medical insurance, as may be established from time to time by the Company with such carriers and such coverage and such terms and conditions as the Company may select. On or after the date hereof, the Company shall be entitled to cause Executive to participate in the cost of the foregoing medical insurance in such pro-rations as the Company may decide in its sole and absolute discretion.

(f)  Expenses. Executive shall be reimbursed by the Company for all ordinary, reasonable, customary and necessary expenses incurred by him in the performance of his duties and responsibilities. Executive agrees to prepare documentation for such expenses as may be necessary for the Company to comply with the applicable rules and regulations of the Internal Revenue Service.

(g)  Equity Awards. Executive shall be eligible for grants of stock options, restricted stock and other permissible awards under the RxElite Holdings Inc. 2008 Incentive Stock Plan, as the Board or Compensation Committee of the Company shall, in its absolute and sole discretion, determine.

5.  Vacation. Executive shall be entitled to 15 business days paid vacation and 5 paid sick days (which may be taken as personal days if Executive has not previously taken said days as sick days), per annum during Executive’s employment under this Agreement consistent with the Company’s vacation policy for employees generally, provided, however, that Executive shall not be permitted to take more than ten consecutive business days of vacation at any particular time without the prior approval of the Company’s Compensation Committee. The Company’s Compensation Committee may (but shall not be obligated to) grant Executive such additional paid sick days, as the Compensation Committee may decide on a case by case basis.

6.  Termination. Executive’s employment by the Company shall terminate under the following circumstances:

(a)  Death. If Executive dies, Executive’s employment shall be terminated effective as of the end of the calendar month during which Executive died.

(b)  Disability. In the event Executive, by reason of physical or mental incapacity, shall be substantially unable to perform his duties hereunder for a period of three (3) consecutive months, or for a cumulative period of six (6) months within any twelve (12) month period (such incapacity deemed to be “Disability”), the Company shall have an option, at any time thereafter, to terminate Executive’s employment hereunder as a result of such Disability. Such termination will be effective ten (10) days after the Board gives written notice of such termination to Executive, unless Executive shall have returned to the full performance of his duties prior to the effective date of the notice. Upon such termination, Executive shall be entitled to any benefits as to which he and his dependents are entitled by law, and except as otherwise expressly provided herein, all obligations of the Company hereunder shall cease upon the effectiveness of such termination other than payment of salary earned through the date of Disability, provided that such termination shall not affect or impair any rights Executive may have under any policy of long term disability insurance or benefits then maintained on his behalf by the Company. Executive’s Base Salary shall continue to be paid during any period of incapacity prior to and including the date on which Executive’s employment is terminated for Disability.

(c)  Cause. The Company shall have the right to terminate Executive's employment for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i)  the willful or continued failure by Executive to substantially perform his duties, including, but not limited to, acts of fraud, willful misconduct, gross negligence or other act of dishonesty;

(ii)  a material violation or material breach of this Agreement which is not cured within 30 days written notice to Executive;

(iii)  misappropriation of funds, properties or assets of the Company by Executive or any action which has a materially adverse effect on the Company or its business;

(iv)  the conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or

(v)  abuse of drugs or alcohol that impairs Executive’s ability to perform his duties as described in Section 1 above.

(d)  Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without cause at any time by providing Executive with written notice of such termination, which termination shall take effect 10 days after the date such notice is provided.

(e)  Voluntary Resignation. Executive shall have the right to terminate his employment hereunder by providing the Company with a written notice of resignation. Such notice must be provided 60 days prior to the date upon which Executive wishes such resignation to be effective. Upon receipt of such resignation, the Company shall have the option to accelerate the resignation to a date prior to the expiration of the 60 day period.

7.  Payments Due Upon Termination. In the event Executive’s employment is terminated pursuant to Section 6(d) above, in years one through three of the agreement, then (i) any unvested stock options held by Executive shall immediately vest, (ii) the Company shall continue pay to Executive his base salary as in effect on the date of termination for a period of twelve (12) months and (iii) the Company shall reimburse Executive for the costs of obtaining comparable medical benefits for twelve (12) months, unless Executive obtains other employment that provides for comparable medical benefits as Executive received while employed by the Company. In the event Executive’s employment is terminated pursuant to Section 6(d) above, in years four and subsequent years of the agreement, then (i) any unvested stock options held by Executive shall immediately vest, (ii) the Company shall continue pay to Executive his base salary as in effect on the date of termination for a period of six (6) months and (iii) the Company shall reimburse Executive for the costs of obtaining comparable medical benefits for six (6) months, unless Executive obtains other employment that provides for comparable medical benefits as Executive received while employed by the Company. In the event Executive’s employment is terminated for any other reason, then Executive shall be entitled to receive his Base Salary through the effective date of termination and the Company shall reimburse Executive for any reasonable expenses previously incurred for which Executive had not been reimbursed prior to the termination of employment. Executive acknowledges and agrees that prior to receiving any payments under this Section, and as a material condition thereof, Executive shall, if requested by the Company, sign and agree to be bound by a general release of claims against the Company related to Executive’s employment (and termination of employment) with the Company in such form as the Company may deem appropriate. Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign any memberships or positions that he then holds with the Company.

8.  Vesting of Options upon Change of Control. Upon the occurrence of a Change of Control, unless otherwise specifically prohibited under the applicable laws, or the rules and regulations of any governing governmental agency or national securities exchange, any and all stock options granted by the Company to Executive shall become immediately exercisable, and shall remain exercisable throughout their entire term. “Change of Control” of the Company shall mean:

(a) Acquisition of Shares. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; or

(b) Change in Board. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individuals were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Business Combination. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then Outstanding Company Common Stock or the combined voting power of the then Outstanding Voting Securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

9.  Surrender of Books and Papers. Upon termination of this Agreement (irrespective of the time, manner, or cause of termination, be it for cause or otherwise), Executive shall immediately surrender to the Company all books, records, or other written papers or documents entrusted to him or which he has otherwise acquired pertaining to the Company and all other Company property in Executive’s possession, custody or control.

10.  Inventions and Patents. Executive agrees that Executive will promptly from time-to-time fully inform and disclose to the Company any and all ideas, concepts, copyrights, copyrightable material, developments, inventions, designs, improvements and discoveries of whatever nature that Executive may have or produce during the term of Executive’s employment under this Agreement that pertain or relate to the then current business of the Company (the “Creations”), whether conceived by Executive alone or with others and whether or not conceived during regular working hours. All Creations shall be the exclusive property of the Company and shall be “works made for hire” as defined in 17 U.S.C. §101, and the Company shall own all rights in and to the Creations throughout the world, without payment of royalty or other consideration to Executive or anyone claiming through Executive. Executive hereby transfers and assigns to the Company (or its designee) all right, title and interest in and to every Creation. Executive shall assist the Company in obtaining patents or copyrights on all such inventions, designs, improvements and discoveries being patentable or copyrightable by Executive or the Company and shall execute all documents and do all things necessary to obtain letters of patent or copyright, vest the Company with full and exclusive title thereto, and protect the same against infringement by others, and such assistance shall be given by Executive, if needed, after termination of this Agreement for whatever cause or reason. Executive hereby represents and warrants that Executive has no current or future obligation with respect to the assignment or disclosure of any or all developments, inventions, designs, improvements and discoveries of whatever nature to any previous employer, entity or other person and that Executive does not claim any rights or interest in or to any previous unpatented or uncopyrighted developments, inventions, designs, improvements or discoveries.

11.  Trade Secrets, Non-Competition and Non-Solicitation.

(a)  Trade Secrets. Contemporaneous with the execution of this Agreement and during the term of employment under this Agreement, the Company shall deliver to Executive or permit Executive to have access to and become familiar with various confidential information and trade secrets of the Company, including, without limitation, data, production methods, customer lists, product format or developments, other information concerning the business of the Company and other unique processes, procedures, services and products of the Company, which are regularly used in the operation of the business of the Company (the “Confidential Information”). Executive shall not disclose any of the Confidential Information that he receives from the Company, or its clients and customers in the course of his employment with the Company, directly or indirectly, nor use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment with the Company. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use. All files, records, documents, drawings, graphics, processes, specifications, equipment and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into Executive’s possession in the course of his employment with the Company, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company without the prior written consent of the Company unless removed in relation to the performance of Executive’s duties under this Agreement. Any such files, records, documents, drawings, graphics, specifications, equipment and similar items, and any and all copies of such materials that have been removed from the premises of the Company, shall be returned by Executive to the Company. Executive further acknowledges that the covenants of Executive herein are intended to include the protection of the confidential information of each of the Company’s customers and clients, that come into the possession of Executive as a result of his employment with the Company, and that such customers and clients of the Company shall be entitled to rely on and enforce these covenants against Executive for their own benefit.

(b)  Non-Competition. Executive acknowledges that (i) he will be provided with and have access to the Confidential Information, the unauthorized use or disclosure of which would cause irreparable injury to the Company, (ii) the Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 10(b) and (iii) Executive’s breach of the provisions of this Section would materially and irreparably damage the Company. In consideration for the Company’s disclosure of Confidential Information to Executive, Executive’s access to the Confidential Information, and the salary paid to Executive by the Company hereunder, Executive agrees that during the Term and for one (1) year thereafter, regardless of whether such termination is with or without Cause, Executive shall not, directly or indirectly, either as an executive, employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, advisor or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with any business conducted by the Company at any time prior to, or during, Executive’s employment hereunder.

(c)  Reasonableness of Restrictions. Executive acknowledges that the restrictions set forth in Section 10(b) of this Agreement are reasonable in scope and necessary for the protection of the business and goodwill of the Company. Executive agrees that should any portion of the covenants in Section 10 be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the maximum extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(d)  Soliciting Employees. Executive shall not during the Term or for a period of one (1) year thereafter for any reason, whether by resignation, discharge or otherwise, either directly or indirectly, employ, enter into agreement with, or solicit the employment of, any employee of the Company for the purpose of causing them to leave the employment of the Company or take employment with any business that is in competition in any manner whatsoever with the business of the Company.

(e)  Injunctive Relief; Extension of Restrictive Period. In the event of a breach of any of the covenants by Executive or the Company contained in this Agreement, it is understood that damages will be difficult to ascertain, and either party may petition a court of law or equity for injunctive relief in addition to any other relief which Executive or the Company may have under the law, including, but not limited to, reasonable attorneys’ fees.

12.  Miscellaneous.

(a)  Assignment. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. Executive shall not assign any part of his rights under this Agreement without the prior written consent of the Company.

(b)  Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and supersedes any and all prior understandings and agreements between the parties regarding Executive’s employment.

(c)  Modification; Waiver. No modification hereof shall be binding unless made in writing and signed by the party against whom enforcement is sought. No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced, unless it can be shown through custom, usage or course of action.

(d)  Governing Law. This Agreement is executed in, and it is the intention of the parties hereto that it shall be governed by, the laws of the State of Delaware without giving effect to applicable conflict of laws provisions.

(e)  Severability. The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f)  Notices. Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire transmission, which has been acknowledged by the other party as being received, or two (2) days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows:

(i)	If to the Company:

RxElite Holdings Inc.
1404 N. Main Street,
Suite 200
Meridian, ID 83642
Attn: Chief Operating Officer

(ii)	If to Executive, to:

Rick Schindewolf
6507 Burning Tree Circle
McHenry, IL 60050

(g)  Non-Disparagement. Both parties acknowledge and agree not to defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other, in either a professional or personal manner, at any time during or following the employment period. With respect to the Company, this shall include any officers, directors, partners, executives, employees, representatives or agents of the Company.

(h)  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed as original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the Effective Date.

RXELITE HOLDINGS INC.	EXECUTIVE

By: /s/ Earl E. Sullivan	/s/ Rick Schindewolf
Name: Earl E. Sullivan	Rick Schindewolf
Title: Chief Operating Officer